                                                                    EXHIBIT 99.1

[TURBODYNE LOGO]

                       TURBODYNE ANNOUNCES TERMINATION OF
                     SETTLEMENT NEGOTIATIONS WITH LEON NOWEK

CARPINTERIA, CALIFORNIA -- AUGUST 11, 2000 -- Turbodyne Technologies, Inc. (EASDAQ: TRBD) announced today that it has terminated its settlement negotiations with Leon Nowek.

Mr. Nowek served as a director of the Company from its inception as a public company in 1993 to October 22, 1999. He was appointed Vice Chairman of the Board in February 1998, and vacated this position on October 22, 1999. He was appointed as Acting Secretary on June 30, 1998, and as Secretary on October 12, 1998, and served in this capacity until approximately January of 1999. He served as Chief Financial Officer from June of 1995 to February 26, 1998, pursuant to an employment agreement dated August 1, 1997, as amended on January 27, 1998. From March 1, 1998 to December 17, 1999, Mr. Nowek provided financial and accounting services to the Company for which he received the same compensation as set forth in that employment agreement. From December 17, 1999 to February 14, 2000, Mr. Nowek served as Director of Corporate Finance under the same compensation arrangement set forth in his employment agreement.

Since February 14, 2000, Mr. Nowek has not participated in the management of the Company, and the Company has sought to negotiate a settlement agreement with Mr. Nowek. Negotiations have reached an impasse, and therefore, the Company has terminated its settlement negotiations with Mr. Nowek.

Turbodyne Technologies, Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines plus the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, California; the European business location is Frankfurt, Germany. Additional information about the company is available on the Internet at http://www.turbodyne.com.

Except for the historical information contained in this news release, the matters discussed herein include forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ from those indicated in the forward-looking statements are the availability and acceptance of Turbodyne's products, the impact of competitive products and pricing, the performance by the company under existing purchase contracts and the ability to obtain new contracts, the ability of the company to contain expenses, conditions within the global automotive market, general economic conditions and political changes both domestically and overseas.

Contacts:

Investor Relations:  Ken Fitzpatrick, (800) 566-1130
European Business Information:  Markus Kumbrink, +49-69-697673-13
Corporate Communications:  Peter Weichselbraun, (800) 566-1130

###